Exhibit 99.3

SINCLAIR BROADCAST GROUP, INC.

Offer to Exchange All Outstanding
8% Senior Subordinated Notes due 2012
for
8% Senior Subordinated Notes due 2012
That Have Been Registered Under the Securities Act of 1933

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed for your consideration is a prospectus dated            , 2002 (the "prospectus") and a form of letter of transmittal (the "letter of transmittal") relating to the offer (the "exchange offer") by Sinclair Broadcast Group, Inc. (the "Company") to exchange any and all of its outstanding 8% Senior Subordinated Notes due 2012 ("original notes") for its 8% Senior Subordinated Notes due 2012 ("exchange notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the prospectus constitutes a part, upon the terms and subject to the conditions set forth in the prospectus and the letter of transmittal. The exchange offer is being made to satisfy certain obligations of the Company contained in the registration rights agreement dated March 14, 2002, by and among the Company and the other signatories thereto.

        We are asking you to contact your clients for whom you hold original notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold original notes registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the exchange offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of original notes to it or its order, except as otherwise provided in the prospectus and the letter of transmittal.

        Enclosed herewith are copies of the following documents:

        1.    the prospectus;

        2.    the letter of transmittal for your use in connection with the tender of the original notes and for the information of your clients, together with guidelines of the Internal Revenue Service for certification of taxpayer identification number on substitute Form W-9 providing information relating to backup federal income tax withholding;

        3.    a form of a notice of guaranteed delivery; and

        4.    a form of a letter that may be sent to your clients for whose accounts you hold the original notes in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

        Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on                            , 2002, unless extended. Original notes tendered pursuant to the exchange offer may be withdrawn, subject to the procedures described in the prospectus, at any time before 5:00 p.m., New York City time, on                            , 2002.

        In all cases, exchanges of the original notes for exchange notes accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, or a facsimile thereof, together with any required signature guarantees, any other required documents and (a) the certificates representing the original notes being tendered or (b) a book-entry confirmation of a book-entry transfer of the original notes being tendered into the exchange agent's account at Depository Trust Company, all in accordance with the instructions set forth in the prospectus and the letter of transmittal.

        Holders who wish to tender their original notes and who cannot delivery them, the letter of transmittal, or any other required document to the exchange agent prior to 5:00 p.m., New York City time, on                            , 2002, or holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender of such original notes in accordance with the guaranteed delivery procedures set forth in the prospectus under the caption "The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery."

        Additional copies of the enclosed materials may be obtained from the exchange agent, Wachovia Bank, National Association (formerly First Union National Bank), by calling 704-590-7408.

                      Very truly yours,

                      Sinclair Broadcast Group, Inc.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Company, the exchange agent, or the trustee or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the exchange offer that is not contained in the prospectus or the letter of transmittal.